EXHIBIT  99

For Immediate Release                                Contact: John T. O'Neill
July 18, 1996                                        Telephone:  401-431-8500

                     HASBRO, INC. ANNOUNCES REVENUES AND
                      EARNINGS FOR SECOND QUARTER 1996

     Pawtucket, RI (July 18, 1996) -- Hasbro, Inc. (HAS:ASE) today reported second quarter revenues of $511,609,000, an increase of 6% above the $481,854,000 reported in the second quarter of 1995. Absent the impact of changed currency rates, revenues increased approximately 7.5% over 1995 levels. Net earnings for the quarter also grew, reaching $5,986,000, or $.07 per share, a growth of approximately 40% from the $4,233,000, or $.05 per share in the same period of 1995, absent the impact of a $31,100,000 pretax charge related to a discontinued development project. The reported 1995 second quarter net loss was $14,893,000, or $.17 per share.

     For the six months, revenues totaled $1,050,294,000, compared with $1,008,357,000 in 1995. Net earnings for the year to date were $30,351,000, or $.34 per share, up 17% from the $25,916,000, or $.29 per share, again absent the aforementioned discontinued development charge, in 1995. Net earnings for the first six months of 1995 were $6,790,000, or $.08 per share.

     "I am very pleased to be able to report growth in both revenues and earnings this quarter", said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "The second quarter is traditionally a slow period in our industry and this year certainly was no exception. In the United States, boys' toys and Milton Bradley and Parker Brothers game products provided the momentum during the quarter. Our Star Wars(R) and Beast Wars(R) TransFormers(R) action figures and accessories were very strong at retail and our Super Soaker(TM) line of products is providing summer enjoyment to children throughout the country. In the games arena, the classics such as Monopoly(R) and Scrabble(R) remained strong, Jumanji(TM) benefited from the recent release of the movie on video and the 1996 Goosebumps(TM) introductions continued to be among the top selling items at retail. Internationally, while results were generally in line with our expectations, they did not reach those of a year ago."

     He continued, "Our earnings also grew this quarter. We are receiving the benefit of lower costs for certain raw material commodities and were able to leverage certain of our expenses, thus increasing our operating profit percentage from that of a year ago; this in spite of an increased amount of merchandise sold at less than normal margins during the quarter."

     "Our balance sheet remains very strong. Receivables, while up in amount, remain constant when expressed as days sales outstanding and the year-to-year growth in inventories which we have been recently experiencing has moderated. Additionally, net borrowings (debt less cash) are approximately $50,000,000 less than those at the same time in 1995 - this even after the repurchase of approximately 800,000 shares of our stock during the first six months of 1996 and an additional 500,000 in late 1995. Continuing this program, we have purchased more than 400,000 shares since the end of June and have authorization to purchase in excess of 4,800,000 more."

     Mr. Hassenfeld concluded, "We remain encouraged by these results and the progress we are making in enhancing shareholder value while continuing to provide entertaining product to children and adults. Our core brands, including games and puzzles from Milton Bradley and Parker Brothers, Batman(R) and Star Wars(R) action items, Play-Doh(R) modeling compound, and the Playskool(R), Nerf(R) and Tonka(R) range of products provide us with an excellent global base. Additionally, we believe that many of our new introductions, a good portion of which tie back to those global brands and which are just now appearing on retailers' shelves, will be well received."



                                # # #
                          (Tables Attached)



                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS

(Thousands of Dollars and Shares Except Per Share Data)

                                     Quarter Ended      Six Months Ended (1)
                                    ----------------    --------------------
                                    Jun 30,  Jul 2,      Jun 30,     Jul 2,
                                     1996     1995         1996       1995
                                    -------  -------    ---------  ---------
Net Revenues                       $511,609  481,854   $1,050,294  1,008,357
Cost of Sales                       234,184  214,085      471,955    446,657
                                    -------  -------    ---------  ---------
Gross Profit                        277,425  267,769      578,339    561,700
Amortization                         10,007    9,725       19,806     18,968
Royalties, Research and Development  64,356   62,085      118,778    117,169
Discontinued Development Project          -   31,100            -     31,100
Advertising                          66,171   68,164      136,447    138,397
Selling, Distribution and
 Administration                     124,909  119,005      250,274    239,808
                                    -------  -------    ---------  ---------
Operating Profit (Loss)              11,982  (22,310)      53,034     16,258
Interest Expense                      5,353    7,384       10,259     13,207
Other (Income), Net                  (2,514)  (5,477)      (5,477)    (7,989)
                                    -------  -------    ---------  ---------
Earnings (Loss) Before Income Taxes   9,143  (24,217)      48,252     11,040
Income Taxes                          3,157   (9,324)      17,901      4,250
                                    -------  -------    ---------  ---------
Net Earnings (Loss)                $  5,986  (14,893)  $   30,351      6,790
                                    =======  =======    =========  =========

Per Common Share(2)
   Net Earnings (Loss)             $    .07     (.17)  $      .34        .08
                                    =======  =======    =========  =========

   Cash Dividends Declared         $    .10 $    .08   $      .20        .16
                                    =======  =======    =========  =========

Weighted Average Number of Shares    88,387   87,719       88,247     88,263
                                    =======  =======    =========  =========

(1) - 1996 consists of 26 weeks; 1995, 27 weeks.
(2) - Primary and fully diluted data are not shown separately as they are substantially the same.



                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS


  (Thousands of Dollars)



                                                    Jun. 30,        Jul. 2,
                                                      1996            1995
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $   69,998      $   86,213
  Accounts Receivable, Net                           683,906         654,216
  Inventories                                        398,099         364,042
  Other                                              160,836         161,093
                                                   ---------       ---------
  Total Current Assets                             1,312,839       1,265,564
  Property, Plant and Equipment, Net                 305,772         309,571
  Other Assets                                       908,903         884,633
                                                   ---------       ---------
  Total Assets                                    $2,527,514      $2,459,768
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  288,872      $  353,051
  Payables and Accrued Liablities                    480,272         487,789
                                                   ---------       ---------
  Total Current Liabilities                          769,144         840,840
  Long-term Debt                                     149,920         149,993
  Deferred Liabilities                                72,066          66,292
                                                   ---------       ---------
  Total Liabilities                                  991,130       1,057,125
  Total Shareholders' Equity                       1,536,384       1,402,643
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $2,527,514      $2,459,768
                                                   =========       =========